EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Microtune contacts:
Investor Relations	Media
Nancy A. Richardson	Kathleen Padula
Microtune, Inc.	Microtune, Inc.
972-673-1850	972-673-1811
investor@microtune.com	kathleen.padula@microtune.com

MICROTUNE TO FILE FORM 10K AND FORM 10Q IN JULY

Plano, Texas, June 4, 2003 – Microtune®, Inc. (NASDAQ: TUNEE) announces that the filing of its annual report on Form 10-K for the year ended December 31, 2002 and its quarterly report on Form 10-Q for the quarter ended March 31, 2003 is now anticipated for July 2003. Previously, the Company had announced that it would file the reports in mid-June. The internal investigation being conducted by the Audit Committee of the Company’s Board of Directors also is expected to be completed in July 2003.

As a result of the restatement of its financial statements, the Company had previously estimated its 2001 revenue originally reported as $63.1 million would be reduced by less than 10%, and 2002 revenue originally reported as $67.6 million would be reduced by less than 5%. Today, the Company is revising those estimates as follows: 2001 revenue is estimated to be reduced by less than 12% and 2002 revenue is estimated to be reduced by less than 5%. As previously reported, cash at the end of March 2003 is approximately $95 million, and there is no long-term debt.

On June 2, 2003, a NASDAQ Listing Qualifications Panel granted Microtune’s request for a stay in delisting of its securities until June 16, 2003, dependent upon the Company’s ability to reach compliance with the NASDAQ listing requirements, including becoming current with its SEC filings. June 16, 2003 was the date submitted previously by the Company, and the Company cannot meet that date. Microtune will be requesting additional time for the stay from NASDAQ. However, there can be no assurance that the NASDAQ Listing Qualifications Panel will grant a further stay from delisting. If no further stay is granted, the stock will be delisted. At this time, it is unknown where the stock would trade should the stock be delisted.

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ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs, manufactures and markets radio frequency (RF)-based solutions for the global broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 24 U.S. patents for its technology, with more than 50 applications pending approval that span its RF products, containing more than 2000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The web site is www.microtune.com.

Microtune is traded on the NASDAQ Stock Exchange under the symbol TUNEE.

EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner is a trademark of Microtune, Inc. All other trademarks are the property of their respective holders.

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